                                                                      Exhibit 12



               Computation of Ratio of Earnings to Fixed Charges

                                         CAMPBELL SOUP COMPANY
                                   RATIO OF EARNINGS TO FIXED CHARGES

                                            NINE
                                           MONTHS
                                           ENDED                        FISCAL YEAR ENDED
                                      -------------  ---------------------------------------------------------
                                           4/28/96     7/30/95    7/31/94   8/1/93    8/2/92    7/28/91

EARNINGS                                                           ($MILLIONS)
- ----------------------------------------
Earnings before taxes                     $  927.9    $1,041.8   $  963.6  $ 519.8   $ 799.3   $  667.4

Interest expense                              98.4       114.8       73.7     82.8     101.9      116.2

Amortization of debt issue costs               0.6         0.5        0.5      2.7       1.6        2.0

Interest portion of rent                      15.2        19.5       18.8     19.8      21.9       19.9

Amortization of previously capitalized         4.9         6.3        5.3      4.6       3.6        2.6
interest

Minority interests                            12.9        16.9       24.9      8.8         -        7.2

Undistributed earnings of affiliates          (0.6)       (0.2)         -    (10.1)     (8.8)      (2.4)
                                          --------    --------   --------  -------   -------   --------

EARNINGS                                  $1,059.3    $1,199.6   $1,086.8  $ 628.4   $ 919.5   $  812.9
                                          ========    ========   ========  =======   =======   ========

FIXED CHARGES
- ----------------------------------------

Gross interest:

   Interest expense                       $   98.4    $  114.8   $   73.7  $  82.8   $ 101.9   $  116.2

   Capitalized interest                        7.4         8.2       11.1     13.1      17.8       20.7

Amortization of debt issue costs               0.6         0.5        0.5      2.7       1.6        2.0

Interest portion of rent                      15.2        19.5       18.8     19.8      21.9       19.9
                                          --------    --------   --------  -------   -------   --------

FIXED CHARGES                             $  121.6    $  143.0   $  104.1  $ 118.4   $ 143.2   $  158.8
                                          ========    ========   ========  =======   =======   ========

RATIO OF EARNINGS                              8.7         8.4       10.4      5.3       6.4        5.1
TO FIXED CHARGES                          ========    ========   ========  =======   =======   ========


THE RATIOS OF EARNINGS TO FIXED CHARGES WERE COMPUTED BY DIVIDING EARNINGS BY FIXED CHARGES. FOR THIS PURPOSE, EARNINGS INCLUDE EARNINGS BEFORE EQUITY IN EARNINGS OF AFFILIATES AND MINORITY INTERESTS AND TAXES ON EARNINGS AND FIXED CHARGES. FIXED CHARGES INCLUDE INTEREST AND AMORTIZATION OF DEBT EXPENSES AND THE ESTIMATED INTEREST COMPONENT OF RENTALS. IN THE FISCAL YEAR ENDED 1993, THE COMPANY RECORDED A DIVESTITURE AND RESTRUCTURING CHARGE OF $353.0 MILLION. EXCLUDING THE EFFECT OF SUCH CHARGE, THE RATIO OF EARNINGS TO FIXED CHARGES FOR THE FISCAL YEAR ENDED 1993 WOULD HAVE BEEN 8.3.